CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form Sb-2 of Berman Center, Inc. (formerly known as LB Center, Inc.) (the “Company”) of our report, dated February 10, 2006, appearing in the Prospectus, which is part of this Registration Statement, and our report dated February 10, 2006, relating to the financial statement schedules appearing elsewhere in this Registration Statement. Our report dated February 10, 2006 relating to the financial statements includes and an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts” in the Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 3, 2007